EXHIBIT 99.1

FortuNet Files Preliminary Proxy Statement With the SEC for 2009 Annual Meeting

LAS VEGAS, March 23, 2009 (GLOBE NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) reported that its has today filed its preliminary proxy statement with the U.S. Securities and Exchange Commission related to the Company's 2009 Annual Meeting of Stockholders to be held on April 17, 2009.

At the Annual Meeting, stockholders will be asked to re-elect the five current members of the Board of Directors to hold office for an additional one year term and to ratify the appointment of Schechter Dokken Kanter Andrews & Selcer Ltd. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009. In addition, the Company has included a proposal to approve a special cash dividend of $2.50 per share of Common Stock that will, subject to stockholder approval in accordance with the voting requirements applicable to this proposal as described in the proxy statement, be declared by the Board of Directors of the Company on such terms and conditions they deem appropriate and in accordance with all laws and regulations governing the Company regarding the payment of dividends.

As previously announced, the Board of Directors has scheduled its 2009 Annual Meeting of Stockholders for Friday, April 17, 2009, to be held at offices of the Company, 2950 South Highland Drive, Las Vegas, Nevada 89109, on April 17, 2009 at 8:00 a.m., local time (telephone (702) 796-9090) unless delayed pending final approval of the preliminary proxy statement by the U.S Securities and Exchange Commission.

The Board of Directors has established March 13, 2009 as the record date for determination of stockholders entitled to receive notice of, and vote at, the 2009 Annual Meeting. The Company anticipates mailing its definitive proxy materials with respect to the 2009 Annual Meeting on or about April 2, 2009, to stockholders of record on March 13, 2009.

CONTACT:  FortuNet, Inc.
          Investor Contact
          Jack Coronel
          (702) 796-9090
          jack@fortunet.com